UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 12, 2010

ELIXIR GAMING TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Unit 3705, 37/F, The Centrium

60 Wyndham Street

Central, Hong Kong

(Address of principal executive offices)

+ 852-3151-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01  Other Events.

On March 26, 2010, certain shareholders of the Company including Prime Mover Capital Partners L.P., Strata Fund L.P., Strata Fund Q.P. L.P., and Strata Offshore Fund, Ltd (collectively, the “Plaintiffs”) filed in the United States District Court for the Southern District of New York a complaint (the “Complaint”) against certain defendants including Elixir Gaming Technologies, Inc. (the “Company”) and certain other current and former directors and officers of the Company.  Although the Complaint was filed on March 26, 2010, the Company was not made aware of it until March 31, 2010, the date immediately after the Company’s filing of its Form 10-K for the fiscal year ended December 31, 2009. As of the date of this filing, the Company has not been formally served with the Complaint.

The Complaint alleges claims related to disclosures concerning the Company’s electronic gaming machine participation business (the “Participation Business”), including but not limited to the alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, violations of Nevada Revised Statutes Sections 90.580(e) and 90.660(3), breach of fiduciary duty, and negligent misrepresentation.  The Plaintiffs allege that the Company and certain other defendants made false and misleading statements about the Participation Business in filings with the SEC, press releases, and other industry and investor conferences and meetings during the period from June 13, 2007 and August 13, 2008 and that the Plaintiffs then purchased the securities at the inflated prices and later suffered economic losses when the price of the Company’s securities decreased.

The Plaintiffs seek unspecified damages, as well as interest, costs and attorneys’ fees.  The Company and its Board of Directors have engaged legal counsel to consider the claims set forth in the Complaint and the Company intends to defend vigorously and respond to the Complaint in a time and manner consistent with applicable federal and state law.

On April 12, 2010, the Company issued a press release announcing the civil action instituted by the Complaint.  The press release is attached to this Current Report on Form 8-K as Exhibits 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed with this report:

Exhibit 99.1	Press release dated April 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELIXIR GAMING TECHNOLOGIES, INC.

Dated: April 12, 2010	/s/ Clarence Chung
Clarence Chung, Chief Executive Officer